                                  EXHIBIT 11.1

                               PACKAGED ICE, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON EQUIVALENT SHARE




                                                -----------------------------------------------------------------
                                                       Three Months                       Year Ended
                                                      Ended March 31,                     December 31,
                                                -----------------------------------------------------------------
                                                     1997          1996          1996          1995          1994
                                                     ----          ----          ----          ----          ----

Net loss                                        $(592,179)    $(428,520)    $(990,432)    $(688,482)    $(721,913)
Add interest expense on convertible
demand notes                                          505                       6,236
Less dividends on preferred stock:
   Series A
   Series B
                                                -----------------------------------------------------------------
Loss applicable to common stock                 $(591,674)    $(428,520)   $ (984,196)    $(688,482)   $ (721,913)
                                                =================================================================

Weighted average common shares outstanding      2,828,085     2,826,371     2,826,371     2,682,261     2,614,681

Incremental shares attributable to
conversion of demand notes                          5,814                       8,550

Incremental shares attributable to
outstanding stock options and warrants            243,481       272,769       272,822       174,293       124,724

                                                -----------------------------------------------------------------
As adjusted for fully diluted calculation       3,077,380     3,099,140     3,107,743     2,856,554     2,739,405
Loss per common and common                      =================================================================
equivalent share:

  Primary                                       $   (0.21)    $   (0.15)    $   (0.35)    $   (0.26)    $   (0.28)
  Fully-Diluted                                     (0.19)        (0.14)        (0.32)        (0.24)        (0.26)

This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 14, 30 and 40 of Accounting Principles Board Opinion
No. 15 because it produces an antidilutive result.